Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Grubb & Ellis Company for the registration of 38,533,094 shares of its common stock and to the incorporation by reference therein of our report dated August 23, 2006, with respect to the consolidated financial statements of Grubb & Ellis Company included in its Annual Report (Form 10-K) for the year ended June 30, 2006, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Chicago, Illinois
June 29, 2007